Long-Term Incentive Plan of LivePerson, Inc.
Effective July 31, 2018

SECTION 1. PURPOSE

The purpose of the Long-Term Performance Incentive Plan of LivePerson, Inc. (the “Plan”) is to advance the interests of LivePerson, Inc. (the “Company”) by providing a competitive level of incentive for eligible senior executives, which will encourage them to more closely identify with share-owner interests and to achieve financial results consistent with the Company's long range business plans. It will also enhance the Company’s ability to attract and retain key executives who are responsible for moving the business forward.

The Plan consists of two (2) award components, as follows:
(1) the Accelerated Growth Plan, a non-recurring program, (the “AGP Component”); and
(2) the Three Year Plan Achieves Rule of 40 for SAAS1, an annual program, (the “Rule of 40 Component”).

SECTION 2. ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (the “Committee”) consisting of not less than two independent members of the Board of Directors of the Company (the “Board”); provided however, with respect to a Long-Term Incentive Award granted to a Participant (as defined herein) who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee shall consist solely of two or more “nonemployee” directors for purposes of the Exchange Act. The Committee will determine which of the eligible key employees of the Company and its Related Companies (as defined herein) to whom, and the time or times at which, an award under the AGP Component and/or the Rule of 40 Component (each award, a “Long-Term Incentive Award”) will be granted under the Plan, and the other terms and conditions of the grant of a Long-Term Incentive Award. The terms and conditions of each grant of a Long-Term Incentive Award need not be the same with respect to each grantee or with respect to each type of Long-Term Incentive Award under the AGP Component or Rule of 40 Component.

The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Long-Term Incentive Awards granted hereunder by the Committee will be final and conclusive for all purposes and upon all
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1 The rule of 40%: The “rule of 40%” is notion by investors and the stock market participants to analyze the health of a software/SaaS business. It takes into consideration two of the most important metrics for a software/SaaS company: growth and profit (Adjusted EBITDA). The rule of 40% states that a company’s growth rate plus its profit should add up to 40%.

persons including, but without limitation, the Company, its Related Companies, the Committee, the Board, officers, the affected employees of the Company and/or its Related Companies, and any participant or former participant under the Plan, as well as their respective successors in interest. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants who receive Long-Term Incentive Awards and/or RSUs (in each case, whether or not such Participants are similarly situated).

SECTION 3. ELIGIBILITY

The Chief Executive Officer, the President (if any), each executive officer and such other senior officers of the Company as the Committee may designate (the executive officers and designated senior officers, together the “Eligible Officers”) will be eligible to participate in the Plan, but no individual will have a right to participate. Long-Term Incentive Awards may be granted to such Eligible Officers of the Company and its Related Companies as determined in the sole discretion of the Committee. An Eligible Officer may be granted a Long-Term Incentive Award under one or both the AGP Component and Rule of 40 Component in the sole discretion of the Committee.

The term “Related Company” or “Related Companies” will mean any corporation or business organization in which the Company owns, directly or indirectly, during the relevant time, either: (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with the Company's financial results for financial reporting purposes.

An Eligible Officer must be employed by the Company or a Related Company as of June 30, 2018 to participate in either the ACP Component or the initial grants under the Rule of 40 Component. Eligible Officers who commence employment after June 30, 2018, are eligible to participate in the Rule of 40 Component for Performance Periods beginning January 1, 2019, but may not participate in the AGP Component, unless the Committee authorizes the additional Performance Periods.

SECTION 4. GRANTS OF LONG-TERM INCENTIVE AWARDS; CREATION OF BONUS POOLS

(a)Selection by the Committee of Participants. The Committee will select those Eligible Officers who will receive a Long-Term Incentive Award (x) for the AGP Component and for the initial grants under the Rule of 40 Component, within 90 days of the date of effectiveness of the Plan, and (y) following the effectiveness of the Plan, for the Rule of 40 Component, annually within 90 days after the beginning of each three-year Performance Period (as defined below). Following such selection by the Committee, the selected Eligible Officers will be notified in writing that such person is a participant in the Plan, and shall specify whether such person has been granted an award under the AGP Component and/or the Rule of 40 Component, (each such notified person, a “Participant”).

(b)Performance Period. Long-Term Incentive Awards granted under each of the AGP Component and Rule of 40 Component are measured based on a performance period of three years, commencing on the first day of January of the applicable year and ending on December 31 of the third year (each, a “Performance Period”). In respect of the AGP Component, the initial Performance Period shall be January 1, 2018 – December 31, 2020 and whether an additional Performance Period for the AGP Component will be implemented is at the discretion of the Board. In respect of the Rule of 40 Component, a new Performance Period will commence each year. For the avoidance of doubt, an individual who is a Participant in the Rule of 40 Component for one Performance Period shall not be a Participant in any other Performance Periods unless the individual is again selected by the Committee in accordance with Section 4(a) of the Plan for such new Performance Period.

(c)Calculation of Performance Incentive Base and Creation of Bonus Pool. If the applicable performance conditions set forth below are satisfied, a bonus pool (the “Bonus Pool”) for the applicable Plan Component shall be created as follows:

(1) AGP Component. If the Company achieves Company Revenue goals, as such goals shall be set by the Board at the time of its adoption of the Plan in respect of the Initial Performance Period, or as set promptly following the beginning of any additional Performance Periods, if any, a Bonus Pool shall be created for the AGP Component Participants in an amount equal to 2% of the incremental difference of the Company’s Market Cap at December 31, 2020 less the Market Cap at December 31, 2017 of $686.1 million. For purposes of the Plan, “Market Cap” shall be determined by reference to the market capitalization of the Company on the relevant date based on the number of outstanding shares and closing share price of a share of Common Stock as reported on The NASDAQ Stock Market (or the national securities exchange on which the Company’s shares of common stock are then traded) (the “Relevant Exchange”).

(2) Rule of 40 Component. For the initial Performance Period of the Rule of 40 Component, if the Company achieves annual Revenue and annual Adjusted EBITDA goals, as such goals shall be set by the Board at the time of its adoption of the Plan, in any fiscal year ending at or before December 31, 2020, a Bonus Pool is created for the Rule of 40 Component Participants in an amount equal to 0.5% of the incremental difference of the Company’s Market Cap at December 31, 2020 less the Market Cap at December 31, 2017 of $686.1 million. Notwithstanding the foregoing, if 90% of the Revenue and Adjusted EBITDA performance goals are met, the Bonus Pool shall be created in respect of 0.25% of the incremental difference of the Company’s Market Cap at December 31, 2020 less the Market Cap at December 31,2017 of $686.1 million. The Committee in its sole discretion in consideration of the Company’s budget projections shall determine the relevant performance metrics and performance targets for a Performance Period after the initial Performance Period.

(d)Bonus Pool Allocations. In the event that the creation of a Bonus Pool is triggered, such portions of the applicable Bonus Pool shall be allocated to each Participant, depending on the assignment of the Participant to one of three “Tiers,” (“Tier 1”, “Tier 2”, and “Tier 3,” respectively), with each Participant’s Tier being set forth in the Participant’s notice of participation in the AGP Component and/or Rule of 40 Component. Each Participant in a particular Tier will be eligible to receive an equal portion of that Tier’s allocated amount.

(1)	AGP Component. Tier 1, Tier 2 and Tier 3 participation is as follows:

•	Tier 1 (CEO) - Receives 14% of applicable Bonus Pool

•	Tier 2 - Receives 49% of applicable Bonus Pool

•	Tier 3 - Receives 37% of applicable Bonus Pool

(2)	Rule of 40 Component. Three Tiers of Participation which are as follows:

•	Tier 1 (CEO) - Receives 14% of applicable Bonus Pool

•	Tier 2- Receives 49% of applicable Bonus Pool

•	Tier 3 - Receives 37% of applicable Bonus Pool

(3)
In each case of the AGP Component Bonus Pool and Rule of 40 Component Bonus Pool, any allocated amounts forfeited by Participants in accordance with Section 5(f), shall not be reallocated to other Participants.

(e)Funding of Bonus Pools. Each Bonus Pool that is triggered to be created shall be funded by the contribution by the Company of that number of shares of Common Stock (as defined herein) having a fair market value on April 1, 2021, or in the case of the Rule of 40 Component on the April 1 first following the last day of the relevant Performance Period, equal to the required funding amounts as set forth in Section 4(c) above, subject to the maximum funding levels set forth in Section 6(a) below. In the event (x) stockholders of the Company have not approved the shares of Common Stock reserved for issuance under the terms of the Plan prior to the date on which the funding for either the AGP Component Bonus Pool or Rule of 40 Component Bonus Pool is triggered, or have not approved a sufficient number of shares of Common Stock to fund such Bonus Pools, (y) the Committee has determined it will not fund the Bonus Pools with shares of Common Stock authorized under the Equity Plan or Successor Plan (as such terms are defined herein) as set forth in Section 6(a)(2), or (z) the Committee has otherwise determined that it is desirable to do so, the AGP Component Bonus Pool and/or the Rule of 40 Component Bonus Pool, as applicable, will be funded, in whole or in part, in cash.

SECTION 5. LONG-TERM INCENTIVE AWARD TERMS AND CONDITIONS
Long-Term Incentive Awards shall be subject to the following terms and conditions:

(a)	Performance will be measured based upon the achievement of the objective triggering events set forth in Section 4(c), as measured at end of the applicable Performance Period.

(b)	Participants will be notified of their participation tier at the time of grant of an award under the AGP Component and/or Rule of 40 Component.

(c)
All Participants in each participation Tier of the applicable Bonus Pool will receive an equal share of such Tier allocation, subject to a Participant’s forfeiture of his or her participation right pursuant to Section 5(f).

(d)
Unless otherwise determined by the Committee prior to the time payment becomes due, Long-Term Incentive Awards will be paid in the form of RSUs, with the number of RSUs to be determined using the closing stock price of a share of the Company’s common stock on April 1st (or the last trading day preceding April 1, if April 1 is not a trading day) following the conclusion of the applicable Performance Period, subject to the following vesting conditions:

a.	For the AGP Component:

•	50% of the RSUs will be fully vested at the time of grant, on April 1, 2021;

•	25% of the RSUs will become vested on January 1, 2022; and

•	25% of the RSUs will become vested on January 1, 2023.

b.	For the Rule of 40 Component:

•	100% of the RSUs will be fully vested at the time of grant, on the applicable April 1.

(e)	RSUs will be subject to the terms and conditions of an RSU award agreement in a form to be provided by the Company at the time of grant.

(f)	Notwithstanding anything to the contrary and unless otherwise set forth in an RSU agreement, a Participant must be employed by LivePerson or a Related Company on the relevant vesting date to receive payment of a Long-Term Incentive Award, and any unvested portion of the Long-Term Incentive Award, or subsequently granted RSUs in payment of such Award, shall be forfeited if the Participant incurs a separation from service from the Company and the Related Companies.

(g)
In settlement of the RSUs, within 10 days following the vesting of a portion of the RSUs, the Participant shall be issued that number of shares of Common Stock equal to the number of RSUs for which then vested; subject to payment by the Participant to the Company of any Federal, state, or local income and employment taxes that the Participant is obligated to pay in connection with the RSU’s settlement (collectively, the “Tax Obligations”) provided, however, notwithstanding anything to the contrary, the Company will have the right to withhold from the number of shares of Common Stock that would otherwise be issuable to the Participant in settlement of the RSUs, that number of shares of Common Stock having the fair market value equal to the amount of the Participant’s Tax Obligations. .

(h)
Notwithstanding anything to the contrary, a Participant may elect to defer the settlement of all or a portion of the RSUs granted to the Participant, under the terms and in accordance with the LivePerson, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of August 1, 2015, as amended. Such election to defer must be made, in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan, by the end of the calendar year immediately preceding the last calendar year of the Performance Period.

(i)	Prior to the grant of the RSUs, the Committee may, at its sole discretion, reduce the amount of any potential Long-Term Incentive Award or refuse to pay any Long-Term Incentive Award.

SECTION 6. SHARES RESERVED FOR ISSUANCE; RSUs

(a)Shares Authorized.

(1) Subject to stockholder approval in accordance with the requirements of the rules of The NASDAQ Stock Market (or the national securities exchange on which the Company’s shares of common stock are then traded), the total aggregate number of shares of common stock $0.001 par value per share, of the Company (the “Common Stock”) that may be issued or transferred under the Plan in the form of RSUs in satisfaction of Long-Term Incentive Awards is 500,000 shares, subject to adjustment as described below, which number of shares of Common Stock may be amended by the Committee prior to the time, and if, the Plan is submitted to the Company’s stockholders for approval. The shares may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. For administrative purposes, when the Committee makes a grant of an RSU payable in Common Stock, the Committee shall reserve shares of Common Stock equal to the maximum number of shares of Common Stock that may be payable under the RSU. If any RSUs are forfeited or terminated, or otherwise are not paid in full, the shares subject to such RSU which have not been issued shall again be available for purposes of the Plan. Shares of Common Stock withheld for purposes of satisfying the Company’s applicable tax withholding obligations with respect to the RSU granted under the Plan shall not be available for re-issuance or transfer under the Plan. To the extent that any RSUs are settled in cash and not shares of Common Stock, such grants of RSUs shall not count against the share limits set forth above.

(2) Notwithstanding anything to the contrary in Section 6(a)(1) above, the Committee may in its discretion utilize shares of Common Stock duly authorized for issuance under the terms of the Company’s 2009 Stock Incentive Plan, as amended (the “Equity Plan”), or a successor or replacement plan to the 2009 Stock Incentive Plan (a “Successor Equity Plan”), for grants of RSUs in satisfaction of any portion or all of the Long-Term Incentive Awards granted under the terms of this Plan. In this case, (i) such RSUs shall be subject to the terms of the Equity Plan or Successor Equity Plan, as well as the terms of this Plan; and (ii) the terms of the Equity Plan or Successor Equity Plan regarding number of shares, share counting, and fungible share pool set forth in Section 4(a) of the Equity Plan or similar provisions of a Successor Equity Plan shall govern in lieu of Section 6(a)(1) of this Plan.

(b)    Adjustments. In the case that shares of Common Stock are authorized exclusively for use under the terms of the Plan, following the date of stockholder approval of the Plan, if there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under the Plan, the maximum number of shares of Common Stock for which any individual may receive pursuant to Long-Term Incentive Awards in any year, the number of shares covered by outstanding RSU grants, the kind of shares to be issued or transferred under the Plan, and any applicable performance goals tied to the number of outstanding shares shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding RSUs shall be consistent with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive. If shares of Common Stock authorized under the terms of the Equity Plan or a Successor Equity Plan are used for issuance of RSU grants under the terms of this Plan, in accordance with Section 6(a)(2) above, Section 9 of the Equity Plan, or similar provision of a Successor Equity Plan, shall govern the adjustment of shares in respect of outstanding RSUs, in lieu of this Section 6(b).

(c)     Conditions to Payment of Long-Term Incentive Awards. Prior to the payment of any Long-Term Incentive Award, the Committee will determine whether the performance criteria under the applicable Plan component has been met, therefore triggering the funding of the applicable Bonus Pool. In addition, no Long-Term Incentive Award will be payable pursuant to this Plan in the form of stock-settled RSUs until stockholder approval of the Plan has been obtained, unless the Committee has, in its discretion, determined to utilize shares of Common Stock authorized under the Equity Plan or a Successor Equity Plan in accordance with Section 6(a)(2) above. Notwithstanding the foregoing, any portion or all of the Long-Term Incentive Awards may be payable in cash at the discretion of the Committee (whether or not stockholder approval is obtained or whether shares of the Equity Plan or a Successor Equity Plan are utilized). Long-Term Incentive Awards are subject to forfeiture as provided below.

(d)     Form of Payment; Forfeiture. All Long-Term Incentive Awards will be paid in the form of a stock-settled RSU, as described in Section 5(d), except as set forth below, as subject to the terms and conditions of an RSU award agreement (consistent with the provisions of the Plan and, if applicable, the Equity Plan) provided to the Participant at the time the RSU is granted in payment of the Long-Term Incentive Award. As set forth above and as shall be memorialized in the RSU award agreement, portions of the RSUs may be subject to forfeiture until vested. Unless otherwise provided in the RSU award agreement, any portion of the RSU that has not vested prior to the date of a Participants termination of employment with the Company shall be forfeited as of the date of Termination for no consideration. In the event the AGP Component Bonus Pool or Rule of 40 Component Bonus Pool has been funded, in whole or in part, in cash, payment of the applicable Long-Term Incentive Awards shall be, to the extent necessary in the discretion of the Committee, in the form of a cash-settled RSU, but shall otherwise be subject to the same provisions as set forth herein applicable to a stock-settled RSU.

SECTION 7. TERMINATION OF EMPLOYMENT DURING A PERFORMANCE PERIOD

(a)If a Participant participates in the AGP Component and/or Rule of 40 Component, but the Participant’s employment with the Company terminates for any reason prior to the occurrence of the applicable component’s triggering event for the AGP Pool or Rule of 40 Pool, respectively, the right to a payment of the AGP Component Award or Rule of 40 Component Award, in the form of an RSU or otherwise, shall be forfeited in full and cancelled without consideration.

(b)Unless otherwise provided in the RSU award agreement granted in payment of a Long Term Incentive Award, any portion of the RSU that has not vested prior to the date of a Participant’s termination of employment with the Company for any reason shall be forfeited as of the date of Termination and cancelled for no consideration.

SECTION 8. AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

The Board or the Committee may terminate the Plan at any time. From time to time, the Board or the Committee may suspend the Plan, in whole or in part. From time to time, the Board or the Committee may amend the Plan or RSU award agreement, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Long-Term Incentive Award or RSU award agreement granted hereunder so long as share-owner approval has been obtained if required. No amendment, termination or modification of the Plan, Long-Term Incentive Award or RSU award agreement may in any manner affect Long-Term Incentive Awards or RSUs heretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Long-Term Incentive Awards or RSUs have heretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Long-Term Incentive Award or RSU.

SECTION 9. GOVERNING LAW

The Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of New York and construed in accordance therewith.

SECTION 10. EFFECT ON BENEFIT PLANS

Compensation received upon settlement of the RSUs granted in payment of Long-Term Incentive Awards under the Plan will not be included in the computation of benefits under any other employee benefit plan maintained by the Company under which the Participant may be covered, unless required by applicable laws.

SECTION 11. REORGANIZATION EVENT

If there is a Reorganization Event (as hereinafter defined) while the Plan remains in effect, then notwithstanding that the Performance Period has not expired at the time of the Reorganization Event, if the performance targets triggering the Bonus Pool funding are reached in connection with, or as a result of the Reorganization Event, the Bonus Pool(s) shall be funded, and RSU grants made in accordance with the terms of the Plan as if the funding event had occurred as a result of reaching the targets at the end of the Performance Period; provided, however, that in the case of the payment of Long-Term Incentive Awards in the event of a Reorganization Event, payment shall be made in a lump sum in cash or settled in fully vested RSUs promptly after the date of such Change in Control, in lieu of any other additional payments under the Plan for the related Performance Periods.

A “Reorganization Event” for purposes of this Section 11 will have the same meaning as assigned to such term in the Company’s 2009 Stock Incentive Plan, as amended or such similar term in a Successor Equity Plan.

SECTION 12. MISCELLANEOUS

(a)Compliance with Section 409A. All Long Term Incentive Awards and RSUs granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code. Notwithstanding this or any other provision of the Plan or any RSU award agreement to the contrary, the Committee may amend the Plan or any award agreement granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Long-Term Incentive Award or RSU) to cause the Plan or any award granted hereunder to comply with Section 409A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A of the Code. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Section 409A of the Code.

(b)Compliance with Law. The obligation of the Company to sell or deliver shares of Common Stock with respect to awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c)Employment Status; Claims to Long-Term Incentive Awards. Nothing in the Plan shall be construed to limit in any way the right of the Company or its Related Companies to terminate the employment of any person at any time. The Long-Term Incentive Awards and RSUs represent unfned and unsecured obligations of the Company and Participant in respect of the Plan shal have no rights other than those of a general unsecured creditor to the Company.

(d)Nontransferability. Unless otherwise permitted by the Committee, no Long-Term Incentive Award or RSU granted under the terms of the Plan shall be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this provision shall be null and void.